ISSUER FREE WRITING PROSPECTUS
Dated June 6, 2012
Filed Pursuant to Rule 433
Registration No. 333-170298

AMERICAN REALTY CAPITAL TRUST III, INC.
FREE WRITING PROSPECTUS

American Realty Capital Trust III, Inc. (the “Company”) filed a registration statement on Form S-11 (including a prospectus) with the SEC on November 3, 2010 and the registration statement became effective on March 31, 2011. This communication relates to such offering. Before you invest, you should read the prospectus in that registration statement and other documents the Company has filed with the SEC for more complete information about the Company and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. The final prospectus, dated April 30, 2012, and supplements thereto are available on the SEC Web site at:

http://sec.gov/Archives/edgar/data/1503828/000114420412024719/v310595_424b3.htm and

http://sec.gov/Archives/edgar/data/1503828/000114420412030017/v313573_424b3.htm.

Alternatively, the Company or Realty Capital Securities, LLC, the dealer manager participating in the offering, or any other dealer participating in the offering will arrange to send you the prospectus and/or supplements thereto if you request them by calling toll-free 1-877-373-2522.

On June 6, 2012, ARCT III issued a press release announcing that it had notified its selling group members that, through June 6, 2012, ARCT III has raised $770 million of the maximum $1.5 billion under its offering (plus an additional $237 million DRIP). A copy of the press release is attached hereto as Annex A.

In addition, on June 6, 2012, Realty Capital Securities, LLC, the dealer manager for ARCT III sent a letter relating to this announcement to due diligence officers and financial advisors. A copy of each of the letters is attached hereto as Annex B and Annex C, respectively.

Annex A

CONTACTS

From: Anthony J. DeFazio	For: Brian S. Block, EVP & CFO
DeFazio Communications, LLC	American Realty Capital Trust III, Inc.
tony@defaziocommunications.com	bblock@arlcap.com
Ph: (484-532-7783)	Ph: (212-415-6500)

FOR IMMEDIATE RELEASE

American Realty Capital Trust III
Notifies Selling Group of Anticipated Offering Close in September 2012

New York, NY, June 6, 2012 ˗ American Realty Capital Trust III, Inc. (“ARCT III”) announced today that it had notified its selling group members that, through June 6, 2012, ARCT III has raised $770 million of the maximum $1.5 billion under its offering (plus an additional $237 million DRIP). The average equity raise of $210 million for the past several months suggests that ARCT III will reach its maximum offering and close to new investments in September 2012. As ARCT III has previously communicated and, in line with its best practices, ARCT III will close its offering as originally sized and will not raise additional capital through a follow-on offering.

Important Notice

ARCT III is a publicly registered, non-traded real estate investment program. Additional information about ARCT can be found on its website at www.arct-3.com.

ARCT III filed a registration statement on Form S-11 (including a prospectus) with the Securities and Exchange Commission (“SEC”) on November 3, 2010 and the registration statement became effective on March 31, 2011. This communication relates to such offering. Before you invest, you should read the prospectus in that registration statement and other documents ARCT III has filed with the SEC for more complete information about ARCT III and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. The final prospectus, dated April 30, 2012, and supplements thereto are available on the SEC Web site at:

http://sec.gov/Archives/edgar/data/1503828/000114420412024719/v310595_424b3.htm and

http://sec.gov/Archives/edgar/data/1503828/000114420412030017/v313573_424b3.htm.

Alternatively, ARCT III or Realty Capital Securities, LLC, the dealer manager participating in the offering, or any other dealer participating in the offering will arrange to send you the prospectus and/or supplements thereto if you request them by calling toll-free 1-877-373-2522.

To arrange interviews with ARCT III executives, please contact Tony DeFazio at 484-532-7783 or tony@defaziocommunications.com.

###

Annex B

Realty Capital Securities

FOR DUE DILIGENCE PURPOSES ONLY - NOT FOR DISTRIBUTION

We are writing to inform you that, through June 6, 2012, American Realty Capital Trust III, Inc. (“ARCT III”) has raised $770 million of the maximum $1.5 billion offering (plus an additional $237 million DRIP). The average equity raise of $210 million for the past several months suggests that ARCT III will reach its maximum offering and close to new investments in September 2012. As we have previously communicated and, in line with our Best Practices, ARCT III will close its offering as originally sized and will not raise additional capital through a follow-on offering.

You firm has been an important part of the selling group and we appreciate your efforts to support ARCT III’s fundraising. We anticipate that American Realty Capital Trust IV will be declared effective in the coming days and look forward to working with you as you complete your review of that offering. We remind you that our current suite of programs presents a diversified group of sector specific choices for your advisors and clients. We invite you to learn more about these offerings by clicking on the links below and by accessing the RCS Review newsletter.

We will provide you and your financial advisors with regular updates on the status of the ARCT III fundraising initiatives. We also invite you to visit http://www.arct-3.com for updates at any time on the status of the offering.

We invite you to download the RCS iPad application for the most up-to-date and comprehensive information on the RCS platform companies.

Louisa Quarto

President

Realty Capital Securities

For Due Diligence Purposes Only- Not For Further Distribution

Copyright (C) 2012 Realty Capital Securities, LLC All rights reserved.

Realty Capital Securities, LLC, Three Copley Place, Suite 3300, Boston, MA 02116, T 877-373-252

Annex C

Realty Capital Securities

COMMUNICATION TO ADVISORS AFFILIATED WITH ARCT III SELLING GROUP MEMBERS - NOT FOR FURTHER DISTRIBUTION

Dear Financial Advisor,

We are writing to inform you that, through June 6, 2012, American Realty Capital Trust III, Inc. (“ARCT III”) has raised $770 million of the maximum $1.5 billion offering (plus an additional $237 million DRIP). The average equity raise of $210 million for the past several months suggests that ARCT III will close to new investments no later than September, 2012.

You firm has been an important part of the selling group and we appreciate your efforts to support ARCT III’s fundraising.

We will provide you with regular updates on the status of the ARCT III fundraising initiatives. We also invite you to visit http://www.arct-3.com for updates at any time on the status of the offering.

We invite you to download the RCS iPad application for the most up-to-date and comprehensive information on the RCS platform companies available to you. (available at www.rcsecurities.com/rcsapp or the iTunes App Store)

Michael Weil

Chairman and Chief Executive Officer

Not For Further DistributioN

Copyright (C) 2012 realty Capital securities, LLC All rights reserved.

realty Capital securities, LLC (Member FiNrA/siPC), is the dealer manager for American realty Capital trust iii. This is neither an offer to sell or a solicitation of an offer to buy the securities described herein. An offering is made only by the prospectus.

to obtain a prospectus for any of these offerings, please contact realty Capital securities, LLC (Member FiNrA/siPC),

Three Copley Place, suite 3300, boston, MA 02116, 877-373-2522.